AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

YOUNG INNOVATIONS, INC.

ARTICLE ONE

The name of the corporation is YOUNG INNOVATIONS, INC. (the "Corporation").

ARTICLE TWO

The address of the Corporation's registered office in the State of Missouri is 300 B East High Street, Jefferson City, Missouri 65101.  The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General and Business Corporation Law of Missouri.

ARTICLE FOUR

PART A. Authorized Capital Stock.

The total number of shares of capital stock that the Corporation has authority to issue is 2,200,000 shares, consisting of:

(1)	200,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), 150,000 shares of which shall be designated as Class A Preferred Stock (the "Class A Preferred"); and

(2)	2,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock").

The shares of Class A Preferred and Common Stock shall have the rights, preferences and limitations set forth below.

PART B. Authority of Board to Fix Terms of Preferred Stock.

In addition to the Class A Preferred having the terms set forth in Part C of this ARTICLE FOUR, the Board is authorized, subject only to limitations prescribed by law, to provide by resolution or resolutions for the issuance of shares of Preferred Stock in one or more class or series, to establish the number of shares to be included in each such class or series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each such class or series, and any qualifications, limitations or restrictions thereof.

PART C. Powers, Preferences and Special Rights of the Class A Preferred

Section 1. Dividends.

(a) General Obligation.  When and as declared by the Board and to the extent permitted under the General and Business Corporation Law, the Corporation shall pay preferential dividends in cash to the holders of Class A Preferred as provided in this Section 1.  Dividends on each share of Class A Preferred shall accrue on a daily basis at the rate of 8% per annum of the sum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon from and including the date of issuance of such share to and including the first to occur of (i) the date on which the Liquidation Value of such share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation, dissolution or winding up of the Corporation or the redemption of such share by the Corporation or (ii) the date on which such share is otherwise acquired by the Corporation (including in connection with any conversion pursuant to Section 3 below).  Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.  The date on which the Corporation initially issues any share of Class A Preferred shall be deemed to be its "date of issuance" regardless of the number of times a transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates that may be issued to evidence such share.  The dividend rights of the Class A Preferred shall be subject to the prior rights of any class or series of Preferred Stock which ranks senior to the Class A Preferred with respect to the payment of dividends.

(b) Dividend Reference Dates.  To the extent not paid on the last day of each calendar quarter, beginning December 31, 2012 (the "Dividend Reference Date"), all dividends that have accrued on each share of Class A Preferred outstanding during the three month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such share until paid to the holder thereof.

(c) Distribution of Partial Dividend Payments.  Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Class A Preferred and any other class or series of Preferred Stock which ranks on a parity with the Class A Preferred, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the shares of Class A Preferred and the aggregate accrued but unpaid dividends on the shares of such class or series of Preferred Stock which ranks on a parity with the Class A Preferred held by each such holder.

Section 2. Liquidation.  Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Class A Preferred shall be entitled to be paid, after distribution or payment is made to any class or series of Preferred Stock which ranks senior to the Class A Preferred with respect to distributions upon liquidation but before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all shares of Class A Preferred held by such holder (plus all accrued and unpaid dividends thereon), and the holders of Class A Preferred shall not be entitled to any further payment.  If upon any such liquidation, dissolution or winding up of the Corporation the Corporation's assets to be distributed among the holders of the Class A Preferred and any shares of any other class or series of Preferred Stock which rank on a parity with the Class A Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 2, then the entire assets available to be distributed to such holders shall be distributed pro rata among such holders of Class A Preferred and such holders of any other shares of Preferred Stock which rank on a parity with the Class A Preferred based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Class A Preferred held by each such holder and the aggregate liquidation value (plus all accrued but unpaid dividends) of such other shares of Preferred Stock held by each such holder.  Not less than 10 days prior to the payment date stated therein, the Corporation shall mail written notice of any such liquidation, dissolution or winding up to each record holder of Class A Preferred, setting forth in reasonable detail the amount of proceeds to be paid with respect to each share of Preferred Stock and each share of Common Stock in connection with such liquidation, dissolution or winding up.

Section 3. Priority of Class A Preferred on Dividends.  So long as any Class A Preferred remains outstanding, without the prior written consent of the holders of a majority of the outstanding shares of Class A Preferred, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities; provided that, the Corporation may repurchase Junior Securities from present or former employees of the Corporation and its Subsidiaries in accordance with the provisions of the agreements entered into with such employees approved by the Board.

Section 4. Voting Rights.  Except as otherwise provided herein and as otherwise required by applicable law, the Class A Preferred shall have no voting rights; provided that, each holder of Class A Preferred shall be entitled to notice of all stockholders meetings at the same time and in the same manner as notice is given to all stockholders entitled to vote at such meetings.

Section 5. Registration of Transfer.  The Corporation shall keep at its principal office a register for the registration of Class A Preferred.  Upon the surrender of any certificate representing Class A Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate.  Each such new certificate shall be registered in such name and shall represent such number of shares of Class A Preferred as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Class A Preferred represented by such new certificate from the date to which dividends have been fully paid on such Class A Preferred represented by the surrendered certificate.

Section 6. Replacement.  Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Class A Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that, if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and, in the case of Class A Preferred, dividends shall accrue on the Class A Preferred represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section 7. Definitions.  The following terms shall have the following meanings for purposes of these amended and restated articles of incorporation:

"Board" means the board of directors of the Corporation.

"Common Stock" means, collectively, the Corporation's Common Stock and any capital stock of any class of the Corporation hereafter authorized that is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

"Junior Securities" means any capital stock or other equity securities of the Corporation, except for the Class A Preferred and any shares of any other class or series of Preferred Stock authorized pursuant to these amended and restated articles of incorporation which rank senior to or on parity with the Class A Preferred with respect to the payment of dividends, redemptions or distributions upon liquidation or otherwise (as the case may be).

"Liquidation Value" means, with respect to any share of Class A Preferred as of any particular date, $1,000.00.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, an investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

"Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of  the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity.  Unless otherwise indicated, the term "Subsidiary" refers to a Subsidiary of the Corporation.

Section 8. Notices.  Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive office and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

Section 9. Amendment and Waiver.  No amendment, modification or waiver shall be binding or effective with respect to any provision of Part C hereof without the prior vote (at a meeting of the holders of Series A Preferred called in accordance with the provisions of the Corporation's by-laws respecting meetings of the stockholders generally) or written consent of the holders of a majority of the shares of Class A Preferred outstanding at the time such action is taken (it being understood that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another Person unless the Corporation has obtained the prior vote or written consent of the holders of a majority of the shares of Class A Preferred then outstanding).

PART D. Powers, Preferences and Special Rights of Common Stock.

Except as otherwise provided in this Part D or as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

Section 1. Voting Rights.  Except as otherwise provided in this Part D or as otherwise required by applicable law, holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the Corporation's stockholders.

Section 2. Dividends.  As and when dividends are declared or paid with respect to shares of Common Stock, whether in cash, property or securities of the Corporation, the holders of Common Stock shall be entitled to receive such dividends pro rata at the same rate per share.  The rights of the holders of Common Stock to receive dividends are subject to the provisions of the Preferred Stock.

Section 3. Liquidation.  Subject to the provisions of the Preferred Stock, the holders of the Common Stock shall be entitled to participate pro rata at the same rate per share in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation.

Section 4. Registration of Transfer.  The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock.  Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate.  Each such new certificate will be registered in such name and will represent such number of shares of such class as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.  The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

Section 5. Replacement.  Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that, if the holder is a financial institution or other institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 6. Notices.  All notices referred to herein shall be in writing, and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed (i) to the Corporation, at its principal executive office and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

Section 7. Amendment and Waiver.  No amendment or waiver of any provision of this Part D shall be effective without the prior vote (at a meeting of the holders of Common Stock called in accordance with the provisions of the Corporation's by-laws respecting meetings of the stockholders generally) or written consent of the holders of a majority of the shares of Common Stock outstanding at the time such action is taken.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter or repeal the by-laws of the Corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or outside of the State of Missouri, as the by-laws of the Corporation may provide.  The books of the Corporation may be kept outside the State of Missouri at such place or places as may be designated from time to time by the Board or in the by-laws of the Corporation.  Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

ARTICLE EIGHT

To the fullest extent permitted by the General and Business Corporation Law as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.  If the General and Business Corporation Law of Missouri is amended after the date of the filing of these Articles of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General and Business Corporation Law of Missouri, as so amended from time to time.  No amendment, modification or repeal of this ARTICLE EIGHT by the stockholders shall adversely affect any right or protection of a director of the Corporation existing by virtue of this Article Eight at the time of such amendment, modification or repeal.

ARTICLE NINE

The Corporation expressly elects not to be governed by the provisions of (i) the Missouri Control Share Acquisition Act codified at § 351.407 with respect to control share acquisitions of shares of the Corporation or (ii) the Missouri Business Combinations Act codified at § 351.459, of the General and Business Corporation Law of Missouri, as the same may be amended from time to time.

ARTICLE TEN

To the maximum extent permitted from time to time under the law of the State of Missouri, the Corporation renounces any interest or expectancy of the Corporation or any of its Subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation or any of its Subsidiaries.  No amendment or repeal of this ARTICLE TEN shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director, or stockholder becomes aware prior to such amendment or repeal.

ARTICLE ELEVEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these amended and restated articles of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Missouri, and all rights conferred upon stockholders herein are granted subject to this reservation.

*     *     *     *     *